As filed with the Securities and Exchange Commission on February 22, 2018

Securities Act File No. 333-204996

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933	☐
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 6	☒

GLADSTONE INVESTMENT CORPORATION

(Exact Name of Registrant as Specified in Charter)

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (703) 287-5800

David Gladstone

Chairman and Chief Executive Officer

Gladstone Investment Corporation

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

(Name and Address of Agent For Service)

Copies to:

Lori B. Morgan

Sehrish Siddiqui

Bass, Berry & Sims PLC

150 Third Avenue

Suite 2800

Nashville, Tennessee 37201

Tel: (615) 742-6200

Fax: (615) 742-6293

Approximate Date of Proposed Public Offering: From time to time after the effective date of the registration statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box.  ☒

It is proposed that this filing will become effective (check appropriate box)

☐  when declared effective pursuant to Section 8(c)

EXPLANATORY NOTE

This Post-Effective Amendment No. 6 to the Registration Statement on Form N-2 (File No. 333-204996) (the “Registration Statement”) of Gladstone Investment Corporation is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing additional exhibits to such Registration Statement. Accordingly, this Post-Effective Amendment No. 6 consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form N-2 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 6 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 6 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C

Other Information

Item 25.	Financial Statements and Exhibits.

1. Financial Statements

The following financial statements of Gladstone Investment Corporation (the “Company” or the “Registrant”) are included in the Registration Statement in “Part A: Information Required in a Prospectus:”

GLADSTONE INVESTMENT CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements

Management’s Annual Report on Internal Control over Financial Reporting	F-2

Report of Independent Registered Public Accounting Firm	F-3

Consolidated Statements of Assets and Liabilities as of March 31, 2017 and March 31, 2016	F-4

Consolidated Statements of Operations for the years ended March 31, 2017, 2016 and 2015	F-5

Consolidated Statements of Changes in Net Assets for the years ended March 31, 2017, 2016 and 2015	F-6

Consolidated Statements of Cash Flows for the years ended March 31, 2017, 2016 and 2015	F-7

Consolidated Schedules of Investments as of March 31, 2017 and March 31, 2016	F-8

Notes to Consolidated Financial Statements	F-26

2. Exhibits

Exhibit List

Exhibit Number	Description

2.a.1	Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit a.2 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-123699), filed May 13, 2005.

2.a.2	Certificate of Designation of 6.75% Series B Cumulative Term Preferred Stock of Gladstone Investment Corporation, incorporated by reference to Exhibit 3.3 to the Registration Statement on Form 8-A (File No. 001-34007), filed November 7, 2014.

2.a.3	Certificate of Designation of 6.50% Series C Cumulative Term Preferred Stock due 2022 of Gladstone Investment Corporation, incorporated by reference to Exhibit 3.4 to the Registration Statement on Form 8-A (File No. 001-34007), filed May 11, 2015.

2.a.4	Certificate of Amendment to the Certificate of Designation of 6.75% Series B Cumulative Term Preferred Stock, incorporated by reference to Exhibit 3.6 to the Quarterly Report on Form 10-Q (File No. 814-00704), filed August 4, 2015.

2.a.5	Certificate of Designation of 6.25% Series D Cumulative Term Preferred Stock due 2023, incorporated by reference to Exhibit 3.5 to the Registration Statement on Form 8-A (File No. 001-34007), filed September 22, 2016.

2.b.1	Amended and Restated Bylaws, incorporated by reference to Exhibit b.2 to Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-123699), filed June 21, 2005.

2.b.2	First Amendment to Amended and Restated Bylaws, incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K (File No. 814-00704), filed July 10, 2007.

2.c	Not applicable.

2.d.1	Specimen Stock Certificate, incorporated by reference to Exhibit 99.d to Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-123699), filed June 21, 2005.

2.d.2	Form of Senior Indenture, incorporated by reference to Exhibit 2.d.2 to the Registration Statement on Form N-2 (File No. 333-138008), filed October 16, 2006.

2.d.3	Form of Subordinated Indenture, incorporated by reference to Exhibit 2.d.3 to the Registration Statement on Form N-2 (File No. 333-138008), filed October 16, 2006.

2.d.4	Specimen 6.75% Series B Cumulative Term Preferred Stock Certificate, incorporated by reference to Exhibit 4.3 to the Registration Statement on Form 8-A (File No. 001-34007), filed November 7, 2014.

2.d.5	Specimen 6.50% Series C Cumulative Term Preferred Stock Certificate due 2022, incorporated by reference to Exhibit 4.4 to the Registration Statement on Form 8-A (File No. 001-34007), filed May 11, 2015.

2.d.6	Specimen 6.25% Series D Cumulative Term Preferred Stock Certificate due 2023, incorporated by reference to Exhibit 4.5 to the Registration Statement on Form 8-A (File No. 001-34007), filed September 22, 2016.

2.d.7	Form of Common Stock Subscription Form and Subscription Certificate, incorporated by reference to Exhibit 2.d.5 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-181879), filed July 17, 2012.

2.d.8	Form of Preferred Stock Subscription Form and Subscription Certificate, incorporated by reference to Exhibit 2.d.6 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-181879), filed July 17, 2012.

2.d.9	Form of Common Stock Warrant Agreement and Warrant Certificate, incorporated by reference to Exhibit 2.d.7 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-181879), filed July 17, 2012.

2.d.10	Form of Preferred Stock Warrant Agreement and Warrant Certificate, incorporated by reference to Exhibit 2.d.8 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-181879), filed July 17, 2012.

2.d.11	Form T-1 Statement of Eligibility of U.S. Bank National Association, as Trustee, with respect to the Form of Senior and Subordinated Indentures, incorporated by reference to Exhibit 2.d.11 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 16, 2015.

2.f	Not applicable.

2.g	Investment Advisory and Management Agreement between the Registrant and Gladstone Management Corporation, dated June 22, 2005, incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K (File No. 814-00704), filed June 14, 2006 (renewed July 11, 2017).

2.h.1**	Form of Underwriting Agreement

2.h.2*	Controlled Equity OfferingTM Sales Agreement among the Registrant, Gladstone Management Corporation, Gladstone Administration, LLC and Cantor Fitzgerald & Co., dated February 22, 2018.

2.h.3*	Sales Agreement among the Registrant, Gladstone Management Corporation, Gladstone Administration, LLC and Ladenburg Thalmann & Co. Inc., dated February 22, 2018.

2.h.4*	Sales Agreement among the Registrant, Gladstone Management Corporation, Gladstone Administration, LLC and Wedbush Securities Inc., dated February 22, 2018.

2.i	Not applicable.

2.j.1	Custody Agreement between the Registrant and The Bank of New York, incorporated by reference to Exhibit 99.j to Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-123699), filed June 21, 2005.

2.j.2	Custodial Agreement by and among Gladstone Business Investment, LLC, the Registrant, Gladstone Management Corporation, The Bank of New York Trust Company, N.A. and Deutsche Bank AG, New York Branch, dated October 19, 2006, incorporated by reference to Exhibit 2.j.2 to Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-181879), filed June 7, 2013.

2.j.3	Amendment No. 1 to Custodial Agreement by and among Gladstone Business Investment, LLC, the Registrant, Gladstone Management Corporation, The Bank of New York Trust Company, N.A. and Deutsche Bank AG, New York Branch, dated April 14, 2009, incorporated by reference to Exhibit 2.j.3 to Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-181879), filed June 7, 2013.

2.k.1	Administration Agreement between the Registrant and Gladstone Administration, LLC, dated June 22, 2005, incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10-K (File No. 814-00704), filed June 14, 2006 (renewed July 11, 2017).

2.k.2	Stock Transfer Agency Agreement between the Registrant and The Bank of New York, incorporated by reference to Exhibit k.1 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-123699), filed May 13, 2005.

2.k.3	Fifth Amended and Restated Credit Agreement, dated as of April 30, 2013, by and among Gladstone Business Investment, LLC, Gladstone Management Corporation, the Financial Institutions as party thereto, and Key Equipment Finance, Inc., incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 814-00704), filed May 2, 2013.

2.k.4	Joinder Agreement, dated as of June 12, 2013, by and among the Gladstone Business Investment, LLC, Gladstone Management Corporation, Key Equipment Finance Inc. and EverBank Commercial Finance, Inc., incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 814-00704), filed June 17, 2013.

2.k.5	Joinder Agreement, dated as of June 12, 2013, by and among the Gladstone Business Investment, LLC, Gladstone Management Corporation, Key Equipment Finance Inc. and AloStar Bank of Commerce, incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 814-00704), filed June 17, 2013.

2.k.6	Amendment No. 1 to Fifth Amended and Restated Credit Agreement, dated as of June 26, 2014, by and among Gladstone Business Investment, LLC, Gladstone Management Corporation, the Financial Institutions as party thereto, and Key Equipment Finance, a division of KeyBank National Association, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 814-00704), filed June 30, 2014.

2.k.7	Joinder Agreement, dated as of September 19, 2014, by and among Gladstone Business Investment, LLC, Gladstone Management Corporation, Key Equipment Finance, a division of KeyBank National Association, and East West Bank, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 814-00704), filed September 22, 2014.

2.k.8	Joinder Agreement, dated as of September 19, 2014, by and among Gladstone Business Investment, LLC, Gladstone Management Corporation, Key Equipment Finance, a division of KeyBank National Association, and Manufacturers and Traders Trust, incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 814-00704), filed September 22, 2014.

2.k.9	Joinder Agreement, dated as of September 19, 2014, by and among Gladstone Business Investment, LLC, Gladstone Management Corporation, Key Equipment Finance, a division of KeyBank National Association, and Customers Bank, incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 814-00704), filed September 22, 2014.

2.k.10	Joinder Agreement, dated as of September 19, 2014, by and among Gladstone Business Investment, LLC, Gladstone Management Corporation, Key Equipment Finance, a division of KeyBank National Association, and Talmer Bank and Trust, incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K (File No. 814-00704), filed September 22, 2014.

2.k.11	Amendment No. 2 to Fifth Amended and Restated Credit Agreement, dated November 16, 2016, by and among Gladstone Business Investment, LLC, Gladstone Management Corporation, KeyBank National Association, AloStar Bank of Commerce, Manufacturers and Traders Trust, East West Bank, Chemical Bank (as successor in interest to Talmer Bank and Trust) and Customers Bank, as lenders and managing agents, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 811-23191), filed November 17, 2016.

2.k.12	Amendment No. 3 to Fifth Amended and Restated Credit Agreement, dated January 20, 2017, by and among Gladstone Business Investment, LLC, Gladstone Management Corporation, KeyBank National Association, AloStar Bank of Commerce, Manufacturers and Traders Trust, East West Bank, Chemical Bank (as successor in interest to Talmer Bank and Trust) and Customers Bank, incorporated by reference to Exhibit 2.k.12 to Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-204996), filed May 12, 2017.

2.l.1	Opinion of Bass, Berry & Sims PLC, incorporated by reference to Exhibit 2.l to the Registration Statement on Form N-2 (File No. 333-204996), filed June 16, 2015.

2.l.2*	Opinion of Bass, Berry & Sims PLC.

2.m	Not applicable.

2.n.1	Consent of Bass, Berry & Sims PLC (included in Exhibit 2.l.1).

2.n.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 2.l.2).

2.n.3	Consent of PricewaterhouseCoopers LLP, incorporated by reference to Exhibit 2.n.2 to Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 (File No. 333-204996), filed July 28, 2017.

2.n.4	Report of Independent Registered Public Accounting Firm, incorporated by reference to Exhibit 2.n.3 to Post-Effective Amendment No. 4 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 2, 2017.

2.n.5	Consent of Allen, Gibbs & Houlik, L.C., incorporated by reference to Exhibit 2.n.4 to Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 (File No. 333-204996), filed July 28, 2017.

2.o	Not applicable.

2.p	Founder Stock Purchase Agreement between the Registrant and David Gladstone, incorporated by reference to Exhibit p to the Registration Statement on Form N-2 (File No. 333-123699), filed March 31, 2005.

2.q	Not applicable.

2.r	Code of Ethics and Business Conduct, updated January 28, 2013, incorporated by reference to Exhibit 2.r to Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-181879), filed June 7, 2013.

2.s.1	Power of Attorney, incorporated by reference to the signature page of the Registration Statement on Form N-2 (File No. 333-204996), filed June 16, 2015.

2.s.2	Statements re: Computation of Ratios, incorporated by reference to Exhibit 12 to the Annual Report on Form 10-K (File No. 814-00704), filed May 15, 2017.

2.s.3	Financial Statements of Galaxy Tool Holding Corporation and Subsidiary as of and for the years ended December 31, 2016 and 2015 incorporated by reference to Exhibit 2.s.3 to the Registration Statement on Form N-2 (File No. 333-204996), filed on June 2, 2017.

2.s.4	Financial Statements of Galaxy Tool Holding Corporation and Subsidiary as of and for the years ended December 31, 2014 and 2013 (unaudited) incorporated by reference to Exhibit 2.s.4 to the Registration Statement on Form N-2 (File No. 333-204996), filed on June 2, 2017.

2.s.5	Form of Prospectus Supplement for Common Stock Offerings, incorporated by reference to Exhibit 2.s.8 to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 8, 2016.

2.s.6	Form of Prospectus Supplement for Preferred Stock Offering, incorporated by reference to Exhibit 2.s.9 to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 8, 2016.

2.s.7	Form of Prospectus Supplement for Rights Offering of Common Stock, incorporated by reference to Exhibit 2.s.10 to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 8, 2016.

2.s.8	Form of Prospectus Supplement for Rights Offering of Preferred Stock, incorporated by reference to Exhibit 2.s.11 to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 8, 2016.

2.s.9	Form of Prospectus Supplement for Notes, incorporated by reference to Exhibit 2.s.12 to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 8, 2016.

2.s.10	Form of Prospectus Supplement for Senior Notes, incorporated by reference to Exhibit 2.s.13 to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 8, 2016.

2.s.11	Form of Prospectus Supplement for Warrants for Common Stock, incorporated by reference to Exhibit 2.s.14 to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 8, 2016.

2.s.12	Form of Prospectus Supplement for Warrants for Preferred Stock, incorporated by reference to Exhibit 2.s.15 to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 8, 2016.

*	Filed herewith.
**	To be filed by post-effective amendment

Item 26.	Marketing Arrangements

The information contained under the heading “Plan of Distribution” in the prospectus is incorporated herein by reference, and any information concerning any underwriters will be contained in the accompanying prospectus supplement, if any.

Item 27.	Other Expenses of Issuance and Distribution

Commission registration fee	$34,860
FINRA fee	21,905
Accounting fees and expenses	50,000	*
Legal fees and expenses	150,000	*
Printing and engraving	75,000	*
Miscellaneous fees and expenses	15,000	*
Total	$346,795	*

*	These amounts are estimates.

All of the expenses set forth above shall be borne by the Registrant.

Item 28.	Persons Controlled by or Under Common Control

The following list sets forth each of the companies considered to be “controlled” by the Registrant as defined by the Investment Company Act of 1940, as of December 31, 2017:

•	Gladstone Business Investment, LLC, a Delaware limited liability company, controlled by the Registrant, through 100% of the voting securities. (1)

•	Galaxy Tool Holding Corporation, incorporated in Delaware, and its subsidiary, controlled by the Registrant, through 63% of the voting securities (2)

(1)	Subsidiary is included in the Registrant’s consolidated financial statements.

(2)	The Registrant filed separate audited financial statements for Galaxy Tool Holding Corporation and Subsidiary as an exhibit to its Annual Report on Form 10-K for the fiscal year ended March 31, 2017, on May 15, 2017.

We may also be deemed to be under “common control” with the following entities: Gladstone Capital Corporation, a Maryland corporation; Gladstone Commercial Corporation, a Maryland corporation; and Gladstone Land Corporation, a Maryland corporation; by virtue of the fact that they are advised by our Adviser, Gladstone Management Corporation, as well as Gladstone Lending Corporation, a Maryland corporation, and Gladstone Participation Fund, LLC, a Delaware limited liability company, because 100% of the voting securities of each are owned by our Adviser.

Item 29.	Number of Holders of Securities

The following table sets forth the approximate number of record holders of each class of our securities at February 20, 2018. This number does not include stockholders for whom shares are held in “street name.”

Title of Class	Number of Record Holders
Common Stock, par value $0.001 per share	22
6.75% Series B Cumulative Term Preferred Stock, par value $0.001 per share	1
6.50% Series C Cumulative Term Preferred Stock due 2022, par value $0.001 per share	1
6.25% Series D Cumulative Term Preferred Stock due 2023, par value $0.001 per share	1

Item 30.	Indemnification

Indemnification and Limitation of Liability of Directors and Officers

Subject to the Investment Company Act of 1940, as amended, (the “1940 Act”), or any valid rule, regulation or order of the Securities and Exchange Commission, (the “SEC”), thereunder, our amended and restated certificate of incorporation and bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise to the maximum extent permitted by Section 145 of the Delaware General Corporation Law. The 1940 Act provides that a company may not indemnify any director or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of the foregoing conduct. In addition to any indemnification to which our directors and officers are entitled pursuant to our certificate of incorporation and bylaws and the Delaware General Corporation Law, our certificate of incorporation and bylaws permit us to indemnify our other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, whether such employees or agents are serving us or, at our request, any other entity.

In addition, the investment advisory and management agreement between us and our Adviser, as well as the administration agreement between us and our Administrator, each provide that, absent willful misfeasance, bad faith, or gross negligence in the performance of their respective duties or by reason of the reckless disregard of their respective duties and obligations, our Adviser and our Administrator, as applicable, and their respective officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with them are entitled to indemnification from us for any damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of our Adviser’s services under the investment advisory and management agreement or otherwise as our investment adviser, or the rendering of our Administrator’s services under the administration agreement, or otherwise as an administrator for us, as applicable.

Any underwriting agreement, entered into from time to time by the Registrant, may require the Registrant to indemnify the underwriters named therein and their directors, officers, employees or agents against any actions, claims, damages or other liabilities that may arise in connection with the certain offering of securities pursuant thereto, including liabilities under the Securities Act.

Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 31.	Business and Other Connections of Investment Adviser

A description of any other business, profession, vocation or employment of a substantial nature in which our Adviser, and each director or executive officer of our Adviser, is or has been during the past two fiscal years, engaged in for his or her own account or in the capacity of director, officer, employee, partner or trustee, is set forth in Part A of this Registration Statement in the section entitled “Management.” Additional information regarding our Adviser and its officers and directors is set forth in its Form ADV, as filed with the SEC, and is incorporated herein by reference.

Item 32.	Location of Accounts and Records

All accounts, books or other documents required to be maintained by Section 31(a) of the 1940 Act and the rules thereunder are maintained at the offices of:

(1) the Registrant, Gladstone Investment Corporation, 1521 Westbranch Drive, Suite 100, McLean, VA 22102;

(2) the Transfer Agent, Computershare, 250 Royall Street, Canton, MA 02021;

(3) the Adviser, Gladstone Management Corporation, 1521 Westbranch Drive, Suite 100, McLean, VA 22102;

(4) the Custodian, The Bank of New York Mellon Corp., 500 Ross Street, Suite 625, Pittsburgh, PA 15262; and

(5) the Collateral Custodian, The Bank of New York Mellon Corp., 500 Ross Street, Suite 625 Pittsburgh, PA 15262.

Item 33.	Management Services

Not applicable.

Item 34.	Undertakings

1. We hereby undertake to suspend the offering of shares until the prospectus is amended if:

(i) subsequent to the effective date of this registration statement, our net asset value declines more than ten percent from our net asset value as of the effective date of the registration statement; or

(ii) the net asset value increases to an amount greater than our net proceeds as stated in the prospectus.

2. We hereby undertake:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C: Each prospectus filed pursuant to Rule 497(b), (c), (d) or (e) under the Securities Act as part of a registration statement relating to an offering, other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(e) that for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 497 under the Securities Act;

(ii) the portion of any advertisement pursuant to Rule 482 under the Securities Act relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iii) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser;

(f) to file a post-effective amendment to the registration statement, and to suspend any offers or sales pursuant the registration statement until such post-effective amendment has been declared effective under the Securities Act, in the event the shares of the Registrant are trading below its net asset value and either (i) the Registrant receives, or has been advised by its independent registered accounting firm that it will receive, an audit report reflecting substantial doubt regarding the Registrant’s ability to continue as a going concern or (ii) the Registrant has concluded that a material adverse change has occurred in its financial position or results of operations that has caused the financial statements and other disclosures on the basis of which the offering would be made to be materially misleading;

(g) to file a post-effective amendment to the registration statement in respect of any one or more offerings of the Registrant’s shares (including warrants and/or rights to purchase the shares) below net asset value that will result in greater than 15% dilution, in the aggregate, to existing net asset value per share;

(h) to file a post-effective amendment to the registration statement in connection with any rights offering; and

(i) to file a post-effective amendment to the registration statement in connection with any combined offering of securities.

3. We hereby undertake that:

(a) for the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(b) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

4. We hereby undertake to send by first class mail or other means designed to ensure equally prompt deliver, within two business days of receipt of a written or oral request, any Statement of Additional Information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment No. 6 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean and the Commonwealth of Virginia, on the 22nd day of February, 2018.

GLADSTONE INVESTMENT CORPORATION

By:	/s/ DAVID GLADSTONE
David Gladstone Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 6 to the Registration Statement has been signed below by the following persons in the capacities indicated on February 22, 2018:

By:	/s/ DAVID GLADSTONE
David Gladstone Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)

By:	/s/ JULIA RYAN
Julia Ryan Chief Financial Officer and Treasurer (principal financial officer)

By:	*
Terry Lee Brubaker Vice Chairman, Chief Operating Officer and Director

By:	*
David A.R. Dullum President and Director

By:	*
Anthony W. Parker Director

By:	*
Michela A. English Director

By:	*
Paul W. Adelgren Director

By:	*
John H. Outland Director

By:	*
Walter H. Wilkinson, Jr. Director

By:	*
Caren D. Merrick Director

*By:	/s/ David Gladstone
David Gladstone
Attorney-in-fact

Exhibit Index

Exhibit Number	Description

2.a.1	Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit a.2 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-123699), filed May 13, 2005.

2.a.2	Certificate of Designation of 6.75% Series B Cumulative Term Preferred Stock of Gladstone Investment Corporation, incorporated by reference to Exhibit 3.3 to the Registration Statement on Form 8-A (File No. 001-34007), filed November 7, 2014.

2.a.3	Certificate of Designation of 6.50% Series C Cumulative Term Preferred Stock due 2022 of Gladstone Investment Corporation, incorporated by reference to Exhibit 3.4 to the Registration Statement on Form 8-A (File No. 001-34007), filed May 11, 2015.

2.a.4	Certificate of Amendment to the Certificate of Designation of 6.75% Series B Cumulative Term Preferred Stock, incorporated by reference to Exhibit 3.6 to the Quarterly Report on Form 10-Q (File No. 814-00704), filed August 4, 2015.

2.a.5	Certificate of Designation of 6.25% Series D Cumulative Term Preferred Stock due 2023, incorporated by reference to Exhibit 3.5 to the Registration Statement on Form 8-A (File No. 001-34007), filed September 22, 2016.

2.b.1	Amended and Restated Bylaws, incorporated by reference to Exhibit b.2 to Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-123699), filed June 21, 2005.

2.b.2	First Amendment to Amended and Restated Bylaws, incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K (File No. 814-00704), filed July 10, 2007.

2.c	Not applicable.

2.d.1	Specimen Stock Certificate, incorporated by reference to Exhibit 99.d to Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-123699), filed June 21, 2005.

2.d.2	Form of Senior Indenture, incorporated by reference to Exhibit 2.d.2 to the Registration Statement on Form N-2 (File No. 333-138008), filed October 16, 2006.

2.d.3	Form of Subordinated Indenture, incorporated by reference to Exhibit 2.d.3 to the Registration Statement on Form N-2 (File No. 333-138008), filed October 16, 2006.

2.d.4	Specimen 6.75% Series B Cumulative Term Preferred Stock Certificate, incorporated by reference to Exhibit 4.3 to the Registration Statement on Form 8-A (File No. 001-34007), filed November 7, 2014.

2.d.5	Specimen 6.50% Series C Cumulative Term Preferred Stock Certificate due 2022, incorporated by reference to Exhibit 4.4 to the Registration Statement on Form 8-A (File No. 001-34007), filed May 11, 2015.

2.d.6	Specimen 6.25% Series D Cumulative Term Preferred Stock Certificate due 2023, incorporated by reference to Exhibit 4.5 to the Registration Statement on Form 8-A (File No. 001-34007), filed September 22, 2016.

2.d.7	Form of Common Stock Subscription Form and Subscription Certificate, incorporated by reference to Exhibit 2.d.5 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-181879), filed July 17, 2012.

2.d.8	Form of Preferred Stock Subscription Form and Subscription Certificate, incorporated by reference to Exhibit 2.d.6 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-181879), filed July 17, 2012.

2.d.9	Form of Common Stock Warrant Agreement and Warrant Certificate, incorporated by reference to Exhibit 2.d.7 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-181879), filed July 17, 2012.

2.d.10	Form of Preferred Stock Warrant Agreement and Warrant Certificate, incorporated by reference to Exhibit 2.d.8 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-181879), filed July 17, 2012.

2.d.11	Form T-1 Statement of Eligibility of U.S. Bank National Association, as Trustee, with respect to the Form of Senior and Subordinated Indentures, incorporated by reference to Exhibit 2.d.11 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 16, 2015.

2.f	Not applicable.

2.g	Investment Advisory and Management Agreement between the Registrant and Gladstone Management Corporation, dated June 22, 2005, incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K (File No. 814-00704), filed June 14, 2006 (renewed July 11, 2017).

2.h.1**	Form of Underwriting Agreement

2.h.2*	Controlled Equity OfferingTM Sales Agreement among the Registrant, Gladstone Management Corporation, Gladstone Administration, LLC and Cantor Fitzgerald & Co., dated February 22, 2018.

2.h.3*	Sales Agreement among the Registrant, Gladstone Management Corporation, Gladstone Administration, LLC and Ladenburg Thalmann & Co. Inc., dated February 22, 2018.

2.h.4*	Sales Agreement among the Registrant, Gladstone Management Corporation, Gladstone Administration, LLC and Wedbush Securities Inc., dated February 22, 2018.

2.i	Not applicable.

2.j.1	Custody Agreement between the Registrant and The Bank of New York, incorporated by reference to Exhibit 99.j to Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-123699), filed June 21, 2005.

2.j.2	Custodial Agreement by and among Gladstone Business Investment, LLC, the Registrant, Gladstone Management Corporation, The Bank of New York Trust Company, N.A. and Deutsche Bank AG, New York Branch, dated October 19, 2006, incorporated by reference to Exhibit 2.j.2 to Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-181879), filed June 7, 2013.

2.j.3	Amendment No. 1 to Custodial Agreement by and among Gladstone Business Investment, LLC, the Registrant, Gladstone Management Corporation, The Bank of New York Trust Company, N.A. and Deutsche Bank AG, New York Branch, dated April 14, 2009, incorporated by reference to Exhibit 2.j.3 to Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-181879), filed June 7, 2013.

2.k.1	Administration Agreement between the Registrant and Gladstone Administration, LLC, dated June 22, 2005, incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10-K (File No. 814-00704), filed June 14, 2006 (renewed July 11, 2017).

2.k.2	Stock Transfer Agency Agreement between the Registrant and The Bank of New York, incorporated by reference to Exhibit k.1 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-123699), filed May 13, 2005.

2.k.3	Fifth Amended and Restated Credit Agreement, dated as of April 30, 2013, by and among Gladstone Business Investment, LLC, Gladstone Management Corporation, the Financial Institutions as party thereto, and Key Equipment Finance, Inc., incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 814-00704), filed May 2, 2013.

2.k.4	Joinder Agreement, dated as of June 12, 2013, by and among the Gladstone Business Investment, LLC, Gladstone Management Corporation, Key Equipment Finance Inc. and EverBank Commercial Finance, Inc., incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 814-00704), filed June 17, 2013.

2.k.5	Joinder Agreement, dated as of June 12, 2013, by and among the Gladstone Business Investment, LLC, Gladstone Management Corporation, Key Equipment Finance Inc. and AloStar Bank of Commerce, incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 814-00704), filed June 17, 2013.

2.k.6	Amendment No. 1 to Fifth Amended and Restated Credit Agreement, dated as of June 26, 2014, by and among Gladstone Business Investment, LLC, Gladstone Management Corporation, the Financial Institutions as party thereto, and Key Equipment Finance, a division of KeyBank National Association, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 814-00704), filed June 30, 2014.

2.k.7	Joinder Agreement, dated as of September 19, 2014, by and among Gladstone Business Investment, LLC, Gladstone Management Corporation, Key Equipment Finance, a division of KeyBank National Association, and East West Bank, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 814-00704), filed September 22, 2014.

2.k.8	Joinder Agreement, dated as of September 19, 2014, by and among Gladstone Business Investment, LLC, Gladstone Management Corporation, Key Equipment Finance, a division of KeyBank National Association, and Manufacturers and Traders Trust, incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 814-00704), filed September 22, 2014.

2.k.9	Joinder Agreement, dated as of September 19, 2014, by and among Gladstone Business Investment, LLC, Gladstone Management Corporation, Key Equipment Finance, a division of KeyBank National Association, and Customers Bank, incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 814-00704), filed September 22, 2014.

2.k.10	Joinder Agreement, dated as of September 19, 2014, by and among Gladstone Business Investment, LLC, Gladstone Management Corporation, Key Equipment Finance, a division of KeyBank National Association, and Talmer Bank and Trust, incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K (File No. 814-00704), filed September 22, 2014.

2.k.11	Amendment No. 2 to Fifth Amended and Restated Credit Agreement, dated November 16, 2016, by and among Gladstone Business Investment, LLC, Gladstone Management Corporation, KeyBank National Association, AloStar Bank of Commerce, Manufacturers and Traders Trust, East West Bank, Chemical Bank (as successor in interest to Talmer Bank and Trust) and Customers Bank, as lenders and managing agents, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 811-23191), filed November 17, 2016.

2.k.12	Amendment No. 3 to Fifth Amended and Restated Credit Agreement, dated January 20, 2017, by and among Gladstone Business Investment, LLC, Gladstone Management Corporation, KeyBank National Association, AloStar Bank of Commerce, Manufacturers and Traders Trust, East West Bank, Chemical Bank (as successor in interest to Talmer Bank and Trust) and Customers Bank, incorporated by reference to Exhibit 2.k.12 to Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-204996), filed May 12, 2017.

2.l.1	Opinion of Bass, Berry & Sims PLC, incorporated by reference to Exhibit 2.l to the Registration Statement on Form N-2 (File No. 333-204996), filed June 16, 2015.

2.l.2*	Opinion of Bass, Berry & Sims PLC.

2.m	Not applicable.

2.n.1	Consent of Bass, Berry & Sims PLC (included in Exhibit 2.l.1).

2.n.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 2.l.2).

2.n.3	Consent of PricewaterhouseCoopers LLP, incorporated by reference to Exhibit 2.n.2 to Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 (File No. 333-204996), filed July 28, 2017.

2.n.4	Report of Independent Registered Public Accounting Firm, incorporated by reference to Exhibit 2.n.3 to Post-Effective Amendment No. 4 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 2, 2017.

2.n.5	Consent of Allen, Gibbs & Houlik, L.C., incorporated by reference to Exhibit 2.n.4 to Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 (File No. 333-204996), filed July 28, 2017.

2.o	Not applicable.

2.p	Founder Stock Purchase Agreement between the Registrant and David Gladstone, incorporated by reference to Exhibit p to the Registration Statement on Form N-2 (File No. 333-123699), filed March 31, 2005.

2.q	Not applicable.

2.r	Code of Ethics and Business Conduct, updated January 28, 2013, incorporated by reference to Exhibit 2.r to Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-181879), filed June 7, 2013.

2.s.1	Power of Attorney, incorporated by reference to the signature page of the Registration Statement on Form N-2 (File No. 333-204996), filed June 16, 2015.

2.s.2	Statements re: Computation of Ratios, incorporated by reference to Exhibit 12 to the Annual Report on Form 10-K (File No. 814-00704), filed May 15, 2017.

2.s.3	Financial Statements of Galaxy Tool Holding Corporation and Subsidiary as of and for the years ended December 31, 2016 and 2015 incorporated by reference to Exhibit 2.s.3 to the Registration Statement on Form N-2 (File No. 333-204996), filed on June 2, 2017.

2.s.4	Financial Statements of Galaxy Tool Holding Corporation and Subsidiary as of and for the years ended December 31, 2014 and 2013 (unaudited) incorporated by reference to Exhibit 2.s.4 to the Registration Statement on Form N-2 (File No. 333-204996), filed on June 2, 2017.

2.s.5	Form of Prospectus Supplement for Common Stock Offerings, incorporated by reference to Exhibit 2.s.8 to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 8, 2016.

2.s.6	Form of Prospectus Supplement for Preferred Stock Offering, incorporated by reference to Exhibit 2.s.9 to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 8, 2016.

2.s.7	Form of Prospectus Supplement for Rights Offering of Common Stock, incorporated by reference to Exhibit 2.s.10 to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 8, 2016.

2.s.8	Form of Prospectus Supplement for Rights Offering of Preferred Stock, incorporated by reference to Exhibit 2.s.11 to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 8, 2016.

2.s.9	Form of Prospectus Supplement for Notes, incorporated by reference to Exhibit 2.s.12 to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 8, 2016.

2.s.10	Form of Prospectus Supplement for Senior Notes, incorporated by reference to Exhibit 2.s.13 to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 8, 2016.

2.s.11	Form of Prospectus Supplement for Warrants for Common Stock, incorporated by reference to Exhibit 2.s.14 to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 8, 2016.

2.s.12	Form of Prospectus Supplement for Warrants for Preferred Stock, incorporated by reference to Exhibit 2.s.15 to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-204996), filed June 8, 2016.

*	Filed herewith.
**	To be filed by post-effective amendment